PRESS RELEASE
Sean Menke Named to JetBlue's Board of Directors
09/16/2024
NEW YORK—(BUSINESS WIRE)—JetBlue Airways Corp. (NASDAQ: JBLU) today announced the appointment of Sean Menke to the company’s board of directors. The independent director appointment is effective immediately, following unanimous approval by the company's board of directors.
On September 12, 2024, the Board appointed Mr. Sean Menke to the Board. Mr. Menke was most recently executive chair at Sabre Corp., a position he held from early 2022 until April 2024. Mr. Menke joined Sabre in 2015 and was promoted in late 2016 to serve as president and CEO and then CEO of Sabre Corp. until April 2023. Before joining Sabre, Mr. Menke spent more than 20 years in the airline industry. He served as chief executive officer at Frontier Airlines and Pinnacle Airlines and held senior-level commercial and operating roles, most notably with Air Canada and Hawaiian Airlines.
"We're excited to welcome Sean to JetBlue's board of directors," said Peter Boneparth, chairman of the board. "His diverse industry experience will be invaluable as we continue to strengthen the JetBlue business for our crewmembers, customers and owners."
"Having served in senior leadership positions at several U.S. airlines and as a business partner to airlines, Sean brings deep industry experience in strategy and planning, marketing, operations, revenue management, and distribution. We look forward to benefitting from his insights and expertise as we execute our JetForward strategy," said JetBlue CEO Joanna Geraghty.
"I'm honored to join JetBlue's board of directors at such a pivotal time for the company," Menke added. "I'm excited to work with the team on the next chapter of JetBlue, helping JetBlue evolve to meet the challenges of a changed landscape and enhance its performance to benefit crewmembers, customers, and shareholders."
Menke holds dual bachelor’s degrees in economics and aviation management from The Ohio State University and an MBA from the University of Denver's Daniels College of Business.
With Menke's appointment, JetBlue's board of directors continues to have 13 members, 12 of whom are independent. B. Ben Baldanza resigned from the JetBlue board last week for personal reasons, after serving as a director of the corporation since 2018.
"On behalf of all of us at JetBlue, I want to extend our heartfelt thanks to Ben Baldanza for his six years of dedicated service and counsel on our board," Geraghty said. "We have all learned so much from Ben and his invaluable contributions as trusted advisor to our team."
About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue, known for its low fares and great service, carries customers to more than 100 destinations throughout the United States, Latin America, the Caribbean, Canada and Europe. For more information and the best fares, visit jetblue.com.
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